Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE

FOR IMMEDIATE RELEASE

Sparton Corporation Announces A Continuation of Its Special Shareowners Meeting

(JACKSON, MICHIGAN) — Friday, September 24, 2004 — At its corporate headquarters in Jackson, Michigan, Bradley O. Smith, Chairman of Electronics Manufacturing Service (EMS) Provider, Sparton Corporation (NYSE:SPA), convened its special meeting of shareowners called at 2:00 pm. Mr. Smith announced that a continuation of the meeting will be held on October 15, 2004 at 10:00 am.

This meeting delay was undertaken to permit the balance of unvoted shareowners to express their votes for the two measures in question.

Since both matters have arisen as part of Sparton’s ongoing review of corporate governance matters it is well to note that Sparton Corporation has been, is and will strive to remain in compliance with the new corporate governance rules enacted by the Securities Exchange Commission, the New York Stock Exchange and the Sarbanes-Oxley Act. Sparton’s Board is continuing to review for changes to the Company’s corporate governance structure. Approved changes thus far include the formal adoption of charters for the various Board committees. In addition, the Audit, Compensation and Nominating/Corporate Governance Committees are now comprised solely of Independent Directors. A formal method which allows all shareowners an avenue for communication with the Board has also been adopted and is available for review on our website www.sparton.com.

Sparton’s view of its compliance with good corporate governance is well supported by the Company’s CGQ index quotient constructed by the Institutional Shareholders Services (ISS) which is 81.9%. This score concludes that Sparton outperformed 81.9% of the companies in the CGQ Universe.

For more information, please contact Rhonda Aldrich, Sparton Corporation at (517) 787 -8600 or visit the Sparton website at http://www.sparton.com/.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.